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                                                                     Exhibit 5.1


June 15, 2000


AsiaInfo Holdings, Inc.
c/o AsiaInfo Technologies(China), Inc.
4th Floor, Zhongdian Information Tower
No. 18 Baishiqiao Road
Haidian District
Beijing 100086, China

Re:  Registration Statement on Form S-8

Ladies and Gentlemen

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 15, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,730,215 shares of your Common Stock (the "Shares") under the 1995 Incentive Stock Option Plan; the 1996 Incentive Stock Option Plan; the 1997 Incentive Stock Option Plan; the 1998 Incentive Stock Option Plan and the 1999 Incentive Stock Option Plan (the "Stock Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Stock Plans.

     It is our opinion that, when issued and sold in the manner described in the Stock Plans and pursuant to the agreements which accompany each grant under the Stock Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours

/S/ CLIFFORD CHANCE
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CLIFFORD CHANCE

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